EXHIBIT 99.1

IVAX DIAGNOSTICS RELEASES SECOND QUARTER RESULTS

Net Revenues Increase 44.1% for the Second Quarter Compared to Prior Year

MIAMI—(BUSINESS WIRE)—August 14, 2003—IVAX Diagnostics, Inc. (AMEX:IVD) reported net revenues for the second quarter of 2003 of $4,491,000, compared to $3,116,000 from the same period of the previous year, an increase of 44.1%, and a net loss for the second quarter of 2003 of $108,000 compared to a net loss of $735,000 from the same period of the previous year.

Giorgio D’Urso, CEO and President of IVAX Diagnostics said, “We are pleased to see that our business is now approaching profitability as a direct result of increases in revenues and manufacturing efficiencies. Our gross margin increased to 60.6% for the second quarter compared to 48.8% in the second quarter of 2002. Furthermore, our cash flow from operating activities continues to be positive.” Mr. D’Urso added, “We are planning to launch our new PARSEC™ System in Europe at the Medica 2003 exhibition that will be held in Dusseldorf, Germany from November 19-22. This proprietary, next generation, automated diagnostic analyzer is expected to be released in the United States market during 2004. We expect to obtain the CE Marking on certain of our products so that we will be able to market them in the European Union marketplace in compliance with the new regulations that go into effect on December 7, 2003.”

Phillip Frost, M.D., IVAX Diagnostics’ Chairman said, “I am pleased with the continued improvement in our financial results and the progress that we are making on completing the development work associated with our new PARSEC™ instrument system. This new instrumentation is expected to not only provide a system to strengthen our position in ELISA testing, but also accommodate future modules to enter other testing sectors. This ability to compete in larger segments of the diagnostics market fits well with our strategy of growth through expansion of our internal core business and selective acquisitions. We remain committed to creating a major diagnostic company.”

About IVAX Diagnostics, Inc.

IVAX Diagnostics, Inc., headquartered in Miami, Florida, develops, manufactures and markets proprietary diagnostic reagents, instrumentation and software in the United States and Italy through its three subsidiaries: Diamedix Corporation, Delta Biologicals S.r.l. and ImmunoVision, Inc. IVAX Corporation (AMEX:IVX, LSE:IVX.L) owns approximately 73% of IVAX Diagnostics, Inc.

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of IVAX Diagnostics, Inc., including, without limitation: risks and uncertainties regarding the PARSECTM System, including, without limitation, that the PARSECTM System may not be available when or perform as expected, that the PARSECTM System may not strengthen IVAX Diagnostics’ position in ELISA testing or accommodate future modules to enter other testing sectors, that we may not be successful in our marketing of the PARSECTM System, and that customers may not integrate the PARSECTM System into their operations as readily as expected; that improved financial performance or results may not occur; that IVAX Diagnostics may not achieve profitability, have increases in revenues or manufacturing efficiencies, or maintain positive cash flow; that IVAX Diagnostics may not obtain CE Marking when expected, or at all, and may not be able to market certain of its products in the European Union marketplace; that IVAX Diagnostics may not enter into additional strategic transactions or acquisitions; that IVAX Diagnostics may not experience internal or external growth; and that IVAX Diagnostics may not become a major diagnostic company; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risk factors set forth above, investors should consider the economic, competitive, governmental, technological and other factors discussed in IVAX Diagnostics’ filings with the Securities and Exchange Commission.

IVAX DIAGNOSTICS, INC.

RESULTS OF OPERATIONS

(Unaudited)

Period Ended June 30,	Three Months		Six months
(In thousands, except per share data)	2003	2002	2003	2002
Net revenues	$4,491	$3,116	$8,935	$5,622
Cost of sales	1,769	1,595	3,781	2,844

Gross profit	2,722	1,521	5,154	2,778

Operating expenses:
Selling	1,391	1,121	2,677	1,915
General and administrative	1,274	952	2,438	1,890
Research and development	344	352	691	710

Total operating expenses	3,009	2,425	5,805	4,515

Loss from operations	(287)	(904)	(651)	(1,737)
Other income, net	202	161	293	313

Loss from continuing operations before income taxes	(85)	(743)	(358)	(1,424)
Provision (benefit) for income taxes	23	(8)	37	25

Net loss	$(108)	$(735)	$(395)	$(1,449)

BASIC AND DILUTED LOSS PER SHARE	$(.00)	$(.03)	$(.01)	$(.05)

BASIC AND DILUTED AVERAGE SHARES OUTSTANDING	27,539	28,647	27,529	28,641

IVAX DIAGNOSTICS, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	June 30, 2003	December 31, 2002
	(Unaudited)
ASSETS

Current assets	$28,365	$27,178
Property, plant and equipment, net	1,991	1,996
Other assets	8,281	8,249

Total assets	$38,637	$37,423

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$4,207	$3,657
Other long-term liabilities	396	370
Shareholders’ equity	34,034	33,396

Total liabilities and shareholders’ equity	$38,637	$37,423

Contact:	Duane M. Steele
IVAX Diagnostics, Inc.
305-324-2338
www.ivaxdiagnostics.com

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